Exhibit T3B.26

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DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF LINDORFF B.V.

This day, the thirty-first of August, two thousand and eighteen, the following appeared before me, Pieter Heyme Bolland, notary public with place of business in Amsterdam, the Netherlands:

Mr Eser Halil Türkyilmaz, born in Zutphen, the Netherlands, on the nineteenth day of November nineteen hundred and ninety, to this effect domiciled at the office address of Nineyards Law B.V, being De Boelelaan 30, 1083HJ Amsterdam, of Dutch nationality and holder of a Dutch passport with number Details removed by CoC, valid until the twenty-fifth of September two thousand and twenty-five, in this case acting as lawyer/employee of the aforementioned Nineyards Law B.V.

The person appearing stated:

I.	CURRENT ARTICLES

The Articles of Association (“Articles of Association”) of Lindorff B.V., a private company with limited liability, having its registered office in Amersfoort, the Netherlands, with address at Spoetnik 20, 3824MG Amersfoort, the Netherlands, registered in the Commercial Register of the Chamber Commerce in the Netherlands under number 05025428 (the “Company”), were most recently amended in their entirety by deed of amendment to the Articles of Association executed before Mr P.G. van Druten, notary public with place of business in Amsterdam, the Netherlands, on the twentieth day of September two thousand and seventeen; the Articles of Association have not been amended since then.

II.	DECISION TO AMEND THE ARTICLES OF ASSOCIATION

The General Meeting of Shareholders of the Company, on the twenty-eighth day of August two thousand eighteen, unanimously resolved in writing (hereinafter referred to as the “Resolution”) (i) to amend the Articles of Association of the Company in their entirety and (ii) to authorise the person appearing to execute and sign this deed.

III.	AMENDMENT OF THE ARTICLES OF ASSOCIATION

The person appearing then declared in implementation of the Resolution the amendment in full of the Articles of Association of the Company as follows:

ARTICLES OF ASSOCIATION

Chapter 1

Definitions.

Article 1.

In these Articles of Association, the following terms shall have the following meanings:

share: a share in the capital of the Company;

General Meeting of Shareholders: the meeting at which the shareholders and other delegates come together;

CC: the Dutch Civil Code;

subsidiary: a subsidiary as defined in Article 2:24a of the CC;

annual financial statements: the annual financial statements as defined in Article 2:361 of the CC;

annual statements: the annual financial accounts and, if applicable, the annual report as well as the other information as defined in Article 2:392 of the Civil Code;

annual report: the annual report as defined in Article 2:391 of the Civil Code;

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persons entitled to vote: shareholders with voting rights as well as usufructuaries and pledgees with voting rights;

Company: the private limited liability company whose organisation is governed by these Articles of Association;

meeting right: the right to attend, in person or by written proxy, the General Meeting of Shareholders and speak at the meeting;

persons entitled to attend meetings: shareholders as well as usufructuaries and pledgees with meeting rights.

Chapter 2

Name. Registered office.

Article 2.1.

The company bears the name: Intrum Nederland B.V. It has its registered office in Amersfoort, the Netherlands.

Objective.

Article 2.2.

The objectives of the company are:

(a)	debt collection and litigation for the account and on behalf of third parties, as well as provision of advice and the mediation thereof;

(b)	collecting claims and litigating on its own behalf;

(c)	provision of third-party marketing and sales promotion services;

(d)	founding, in any way participating in, managing and supervising enterprises and companies;

(e)	financing of businesses and companies;

(f)	borrowing, lending and raising funds, including the issue of bonds, debentures or other securities, and entering into related agreements;

(g)	providing advice and services to companies and corporations with which the company is affiliated in a group and to third parties;

(h)	providing guarantees, binding the company and encumbering assets of the company for obligations of the company, group companies and/or third parties;

(i)	acquiring, managing, operating and disposing registered property and assets in general;

(j)	trading of currency, securities and asset values in general;

(k)	exploiting and trading patents, trademark rights, licences, know-how and other intellectual and industrial property rights;

(l)	the performance of all kinds of industrial, financial and commercial activities, and related or conducive to the above, all in the broadest sense.

Chapter 3

Share structure.

Article 3.1.

3.1.1.	The capital of the company consists of one or more shares of one hundred euros (€100.00) each.

3.1.2.	The shares are registered and numbered from 1 onwards.

3.1.3.	No share certificates will be issued.

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Issue of shares.

Article 3.2.

3.2.1.	The General Meeting of Shareholders resolves to issue shares and determines the issue price and further conditions of issue.

3.2.2.	Shares shall not be issued at an issue price lower than the nominal value of the shares to be issued.

3.2.3.	Shares are issued by notarial deed in accordance with the provisions of Article 2:196 of the CC.

Payment for shares.

Article 3.3.

3.3.1.	Payment must be made in cash to the extent that no other contribution has been agreed.

3.3.2.	Payment in a currency unit other than that in which the nominal value is denominated can only be made with the company’s consent.

Right of first refusal.

Article 3.4.

When	issuing shares and granting rights to subscribe to shares, a shareholder has no right of first refusal.

Chapter 4

Profit and loss. Distributions on shares.

Article 4.1.

4.1.1.

The General Meeting of Shareholders is authorised to allocate the profit determined by adoption of the annual accounts or to determine the manner in which a deficit will be processed, as well as to determine interim distributions from the profit or distributions from the reserves insofar as the equity exceeds the reserves that must be maintained by law. A resolution to distribute from profits or reserves is subject to the approval of the Board. The Board shall refuse approval only if it knows or should reasonably foresee that the Company will not be able to continue paying its due debts after the distribution.

4.1.2.

In calculating the distribution of a payment, the shares held by the Company shall not count unless such shares are subject to a right of usufruct or pledge for the benefit of a person other than the Company as a result of which the right to profit accrues to the usufructuary or pledgee.

4.1.3.	Out of the reserves prescribed by law, a deficit may be discharged only to the extent permitted by law.

4.1.4.	Distributions are payable on the day determined by the General Meeting of Shareholders.

4.1.5.	The General Meeting of Shareholders may decide that distributions will be paid in whole or in part in a form other than cash.

Acquisition of treasury shares.

Article 4.2.

4.2.1.	The Board shall decide on the acquisition by the Company of fully paid-up shares in accordance with the applicable statutory provisions.

Acquisition by the Company of not fully paid-up shares is invalid.

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4.2.2.	Acquisition of treasury shares is not allowed if and insofar as by such acquisition at least one share is not held by a person other than the Company or a subsidiary.

4.2.3.

In the event of a general title acquisition by the Company of shares as a result of which the Company holds all shares together with its subsidiaries, the provisions of Section 2:207a2) of the CC shall apply.

Chapter 5

Transfer restrictions.

Article 5.1.

The transfer of shares is not restricted within the meaning of Article 2:195 of the CC.

Chapter 6

Shareholders’ register.

Article 6.1.

6.1.1.	The Board shall keep a shareholders’ register in accordance with the requirements set out for that purpose in Article 2:194 of the CC.

6.1.2.	The Board shall make the register available for inspection by those entitled to attend meetings at the Company’s offices.

Convocations and notices.

Article 6.2.

Convocations and notices to holders of participation rights shall be given in writing to the addresses listed in the register of shareholders. If a holder of participation rights consents, notices and announcements may be sent to him by email. Notifications to the Board or to the person referred to in Article 7.1.3 shall be made in writing to the address of the Company, or by email to the address that is disclosed for this purpose.

Certification.

Article 6.3.

Certificates for shares cannot grant meeting rights.

Pledge.

Article 6.4.

6.4.1.	A pledge can be established on shares.

6.4.2.	Pledgees of shares may be granted the voting rights attached to those shares. Pledgees who have voting rights have meeting rights. Pledgees who do not have voting rights do not have meeting rights.

6.4.3.	Shareholders who do not have voting rights due to a pledge have meeting rights.

Usufruct.

Article 6.5.

6.5.1.	Usufruct can be established on shares.

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6.5.2.

Usufructuaries may be granted the voting rights attached to the shares. Unless otherwise stipulated pursuant to Section 4:23 (4) of the CC, in case of a usufruct as referred to in Sections 4:19 and 4:21 of the CC, the voting rights attached to the shares shall vest in the usufructuary. Usufructuaries who have voting rights have meeting rights. Usufructuaries who do not have voting rights shall not have meeting rights.

6.5.3.	Shareholders who do not have voting rights due to usufruct have meeting rights.

Method of delivery of shares.

Article 6.6.

The transfer of shares, of a right of usufruct on shares or the creation or surrender of a right of usufruct on shares and the creation of a pledge on shares shall be effected by notarial deed in accordance with Section 2:196 of the CC.

Chapter 7

Board.

Article 7.1.

7.1.1.

The Company is managed by the Board under the supervision of the Supervisory Board. The Board consists of one or more directors. The General Meeting of Shareholders determines the number of directors and their qualification.

A legal entity may be as a director.

7.1.2.

Directors are appointed by the General Meeting of Shareholders. The General Meeting of Shareholders may suspend and dismiss them at any time. Any director may be suspended by the Supervisory Board at any time. The suspension may be lifted by the General Meeting of Shareholders at any time.

7.1.3.

In the event of the absence or inability to act of one or more directors, the remaining directors or the only remaining director shall be temporarily in charge of the Board. In the event of the absence or inability to act of all directors or the sole director, the person designated or to be designated by the General Meeting of Shareholders for that purpose shall temporarily be in charge of the Board.

In the event of the absence of all the directors or the sole director, the person referred to in the previous sentence shall take the necessary measures as soon as possible in order to make definitive provision.

For the purposes of these Articles of Association, “inability” means:

(i)	suspension;

(ii)	illness;

(iii)	inaccessibility,

in the cases referred to in (ii) and (iii) without the possibility of contact between the director and the Company having existed for a period of five (5) days, unless the General Meeting of Shareholders sets a different deadline, where appropriate.

Remuneration.

Article 7.2.

The General Meeting of Shareholders shall determine the remuneration and other conditions applicable to the directors.

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Board.

Decision-making.

Article 7.3.

7.3.1.

With due observance of these Articles of Association and subject to the approval of the Furthermore, the directors may, with or without the approval of the general meeting, divide their duties among themselves, the Board may adopt written regulations governing its internal organisation. Furthermore, the directors may, with or without the approval of the General Meeting of Shareholders, divide their duties among themselves.

7.3.2.	The Board meets as often as any director requires. It shall decide by an absolute majority of the votes cast. In the event of a tie, the General Meeting of Shareholders shall decide.

7.3.3.

If a director directly or indirectly has a personal conflict of interest with the Company, he shall not participate in the Board’s deliberations and decision-making on the matter. If no Board decision can be taken as a result, the decision shall be taken by the General Meeting of Shareholders.

7.3.4.

The Board may also take decisions outside a meeting, provided this is done in writing or in a reproducible manner by electronic means and the majority of the directors entitled to vote have agreed to this method of decision-making.

Articles 7.3.2 and 7.3.3 shall apply mutatis mutandis to decision-making by the Board outside meetings.

7.3.5.

The General Meeting of Shareholders as well as the Supervisory Board may, in its resolution to that effect and to be communicated to the Board, subject management decisions to its approval, which must be clearly defined.

7.3.6.	Without an order from the General Meeting of Shareholders, the Board is not authorised to declare the Company bankrupt.

7.3.7.	The Board is obliged to follow the instructions of the General Meeting of Shareholders, unless the instructions are contrary to the interests of the Company and its affiliated companies.

Representation.

Article 7.4.

7.4.1.	The Board, as well as two directors acting jointly, is authorised to represent the Company.

7.4.2.

If all shares in the capital of the Company are held by one shareholder, legal acts of the Company with such sole shareholder shall, if such shareholder also represents the Company, be recorded in writing. The foregoing shall apply mutatis mutandis to a partner in a matrimonial community of property or a community of registered partnership to which the shares belong but shall not apply to legal acts which, under the stipulated conditions, form part of the Company’s ordinary business operations.

7.4.3.

The Board may grant to one or more persons, whether employed by the Company or not, power of attorney or otherwise continuing power of representation. The Board may also grant to the persons referred to in the previous sentence, as well as to other persons, provided they are employed by the Company, such title as it shall choose.

Chapter 8

Supervisory Board

Article 8.1

8.1.1	The General Meeting of Shareholders may resolve to establish a Supervisory Board, consisting of a number of one or more natural persons determined by the General Meeting of Shareholders.

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The establishment of the Supervisory Board shall not take effect until the relevant resolution of the General Meeting of Shareholders has been filed at the office of the commercial register.

Except as provided for in this article, if there are no Supervisory Board members in office, the duties and powers assigned to the Supervisory Board in these Articles of Association shall be exercised by the General Meeting of Shareholders and the provisions in these Articles of Association relating to the (Supervisory) Board shall not apply.

The General Meeting of Shareholders may resolve to dissolve the established Supervisory Board. The dissolution of the Supervisory Board shall not take effect until the relevant resolution of the General Meeting of Shareholders has been filed at the office of the commercial register.

8.1.2	The Supervisory Board members are appointed by the General Meeting of Shareholders.

8.1.3	A Supervisory Board member may be suspended and dismissed by the General Meeting of Shareholders at any time.

8.1.4	The General Meeting of Shareholders may grant remuneration to Supervisory Board members.

Task and powers

Article 8.2

8.2.1

The Supervisory Board is responsible for supervising the policy of the Board and the general affairs of the Company and its affiliated companies. It advises the Board. In discharging their duties, the Supervisory Board members shall be guided by the interests of the Company and affiliated companies.

8.2.2	The Board shall provide the Supervisory Board in good time with the information necessary for the performance of its duties.

8.2.3

The Supervisory Board shall have access to the buildings and premises of the Company and shall be authorised to inspect the books and records and data carriers of the Company. The Supervisory Board may appoint one or more persons from among its members or an expert to exercise these powers. The Supervisory Board may also be assisted by experts in other cases.

Decision-making

Article 8.3

8.3.1	The Supervisory Board meets whenever a member of the Supervisory Board or the Board deems it necessary.

8.3.2

At the meeting of the Supervisory Board, each Supervisory Board member is entitled to cast one vote. All resolutions of the Supervisory Board shall be passed by an absolute majority of the votes cast. In the event of an equality of votes, the proposal is rejected.

8.3.3	A Supervisory Board member may be represented at the meeting by a fellow Supervisory Board member by means of written proxy.

8.3.4	The Supervisory Board may adopt resolutions outside a meeting, provided this is done in writing and all Supervisory Board members have voted in favour of the proposal.

8.3.5	Subject to the approval of the General Meeting of Shareholders, the Supervisory Board may adopt regulations laying down rules on decision-making by the Board.

8.3.6	The Supervisory Board shall meet together with the Board as often as the Supervisory Board or the Board deems necessary.

8.3.7

If a Supervisory Board member has a direct or indirect personal conflict of interest with the Company, he shall not participate in the deliberations and decision-making on the matter within the Board. If no resolution can be adopted as a result, the resolution shall be adopted by the General Meeting of Shareholders.

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8.3.8

In the event of the absence or inability to act of one or more Supervisory Board members, the remaining Supervisory Board members or the only remaining Supervisory Board member shall temporarily be charged with supervision.

In the event of the absence or inability to act of all Supervisory Board members or the sole Supervisory Board member, the person designated or to be designated for that purpose by the General Meeting of Shareholders shall temporarily be charged with supervision, and this person referred to in the previous sentence shall as soon as possible take the necessary measures to make a definitive arrangement.

Chapter 9

General Meeting of Shareholders.

Article 9.1.

9.1.1.

At least one General Meeting of Shareholders shall be held during the Company’s financial year, unless in respect of the matters referred to in Article 9.1.2 it has been decided in accordance with Article 9.5.

9.1.2.	The agenda for the Annual General Meeting of Shareholders shall include at least the following items:

a.	if Article 2:391 of the CC applies to the Company, the consideration of the annual report;

b.	the adoption of the annual financial statements,

c.	determination of profit appropriation;

d.	the discharge of directors for their management over the past financial year.

e.	the discharge of Supervisory Board members for their supervision of the board for the past financial year,

f.	the issues raised by the Board; and

g.	the issues raised by the Supervisory Board.

The items referred to above do not need to be included on the agenda if the period for the annual financial statements and, if applicable, for submitting the annual report has been extended or a proposal to that effect has been included on the agenda; the items referred to under a, b and d do not need to be included on the agenda if the annual financial statements are adopted in the manner provided for in Article 9.1.3.

The General Meeting of Shareholders shall also deal with whatever else has been placed on the agenda in accordance with Article 9.2.

9.1.3.	A General Meeting of Shareholders shall be convened as often as the Board, Supervisory Board and/or a shareholder deems desirable.

Convocation.

Article 9.2.

9.2.1.	General Meetings of Shareholders are held in the municipality where the Company is domiciled or in the municipality of Amsterdam, Rotterdam, The Hague, Utrecht or Haarlemmermeer, the Netherlands.

9.2.2.	The convocation shall take place within the period stipulated for that purpose in Article 2:225 of the CC.

9.2.3.

If one or more of the requirements referred to in Article 9.2.1 and/or 9.2.2 have not been met, valid resolutions may only be passed at a General Meeting of Shareholders if all persons entitled to attend General Meetings of Shareholders have agreed to the passing of resolutions and the directors as well as the Supervisory Board members have been given the opportunity to provide their advice prior to the passing of resolutions.

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9.2.4.

The notice of the meeting shall always state the items to be discussed and the place and time of the meeting. Article 9.2.3 shall apply mutatis mutandis to decision-making on matters not included in the notice of the meeting.

Agenda.

Article 9.3.

9.3.1.	The General Meeting of Shareholders shall appoint its own chairman. The chairman shall appoint the secretary.

9.3.2.	Minutes shall be taken of the proceedings at the meeting.

9.3.3.	The directors and the Supervisory Board members are authorised by the General Meeting of Shareholders to attend meetings and as such have an advisory vote at General Meetings of Shareholders.

Voting procedure; proxy.

Article 9.4.

9.4.1.	At the General Meeting of Shareholders, each share entitles the holder to cast one vote. Blank votes and invalid votes shall be deemed not to have been cast.

9.4.2.	Resolutions are passed by an absolute majority of the votes cast, unless a larger majority is expressly prescribed by law or by the Articles of Association.

9.4.3.

The Board and/or the Supervisory Board may decide that every person entitled to attend meetings is authorised to take note of and/or participate in the meeting directly by electronic means of communication.

9.4.4.

The Board and/or the Supervisory Board may decide that each person entitled to vote is authorised to exercise their voting right (or have it exercised) by means of an electronic means of communication, either in person or by a proxy authorised in writing. This requires that the person entitled to vote at a meeting can be identified through the electronic means of communication and can directly take note of the proceedings at the meeting.

9.4.5.

The Board and/or Supervisory Board may attach conditions to the use of the electronic means of communication. The notice of the meeting will state these conditions or will indicate where they can be consulted.

9.4.6.	Persons entitled to attend meetings may be represented at the meeting by a written proxy.

9.4.7.	For the purposes of Articles 9.4.4. and 9.4.6., the requirement of written form is satisfied if the power of attorney is recorded electronically.

Decisions outside meetings.

Article 9.5.

Persons entitled to vote may take any decisions they can take in a meeting outside a meeting. The Board members and Supervisory Board members shall be given the opportunity to give their advice prior to the decision-making on the proposal.

A resolution adopted outside a meeting shall only be valid if all persons entitled to attend meetings have agreed to this manner of decision-making and, furthermore, such number of votes in of the proposal concerned has been cast in writing or in a reproducible manner by electronic means as prescribed by law and/or these Articles of Association. The requirement of votes in writing shall also be met if the resolution, stating the manner in which each of the persons entitled to vote voted, is recorded in writing or electronically.

Those who have passed a resolution outside a meeting shall immediately notify the Board of the resolution so passed.

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Chapter 10

Financial year; annual statements.

Article 10.1.

10.1.1.	The financial year is the calendar year.

10.1.2.

Annually, within five months after the end of each financial year—unless this period is extended by a maximum of six months by the General Meeting of Shareholders on the grounds of special circumstances—the Board prepares annual financial statements and makes them available for inspection by those entitled to attend meetings at the Company’s offices.

10.1.3.

The annual financial statements shall be accompanied by the auditor’s report referred to in Article 10.2, if the assignment referred to therein has been given, by the annual report, unless Article 2:391 of the CC does not apply to the Company, and by the other information referred to in Article 2:392(1) of the CC, insofar as the provisions of that paragraph apply to the Company.

10.1.4.

The annual financial statements shall be signed by all directors and Supervisory Board members; if the signature of one or more of the latter is missing, this shall be stated, giving the reason for this. The Supervisory Board may issue a preliminary opinion to the General Meeting of Shareholders on the annual financial statements.

10.1.5.

The prepared annual financial statements shall be adopted by the General Meeting of Shareholders unless the prepared annual financial statements have already been adopted in accordance with Article 9.1.3.

Auditor.

Article 10.2.

10.2.1.

The Company may instruct an auditor as referred to in Section 2:393 of the CC to audit the annual financial statements prepared by the Board in accordance with paragraph 3 of that section, on the understanding that the Company is obliged to do so if the law so requires.

10.2.2.

The General Meeting of Shareholders is authorised to grant the mandate. If it fails to do so, the Supervisory Board shall be authorised to do so and, if the Supervisory Board fails to do so, the Board shall be authorised to do so.

10.2.3.

The assignment granted to the auditor may be revoked by the General Meeting of Shareholders and by the person to whom the task was assigned The assignment granted by the Board may also be withdrawn by the Board. The assignment may only be withdrawn for valid reasons in accordance with paragraph 2 of Article 2:393 of the CC.

10.2.4.	The audit reports on his investigations to the Board and to the Supervisory Board, and presents the results of his investigation in a statement on the accuracy of the annual financial statements.

Chapter 11

Liquidation.

Article 11.1.

11.1.1.

If the Company is dissolved pursuant to a resolution of the General Meeting of Shareholders, the directors shall become liquidators of its assets under the supervision of the Supervisory Board, if and to the extent that the General Meeting of Shareholders does not appoint one or more other liquidators.

11.1.2.	After the Company has ceased to exist, its books, records and other data carriers shall remain for a period of seven years in the custody of the person appointed for that purpose by the liquidators.

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The person appearing is known to me, the notary public.

WHEREOF THIS DEED, executed in a single original copy in Amsterdam, the Netherlands, on the date mentioned in the heading of this deed.

Before proceeding to execute the deed, I, the notary public, informed the person appearing of the substance of the deed and gave an explanation thereon, also pointing out the consequences arising for the Parties from the contents of the deed.

The person appearing then stated he had taken note of the contents of the deed after had been given the opportunity to do so in good time, agreed with the contents of the deed and did not to wish the deed to be read out in full.

Immediately after a limited reading, this deed was signed by the person appearing and me, the notary public.

(Signatures follow)

ISSUED FOR COPY

Processing report

The attached document was received electronically at the Chamber of Commerce on 03-09-2018 14:51 from Pieter Heyme Bolland in his capacity as Notary Public

An electronic signature was found on the document which was verified and found correct on 03-09- 2018 14:51 by the Chamber of Commerce GX Signature Service.

The corresponding digital certificate used to create the signature has been checked and found to be valid and as not revoked at the time of signing.

The verification took place on 03-09-2018 14:51 by CoC GX Certificate Validation Service.

Certificate details of Pieter Heyme Bolland

T = Notary public

SURNAME = Bolland

SERIALNUMBER = 277794778347015

GIVEN NAME = Pieter Heyme

C = NL

O = Pieter Heyme Bolland

CN = Pieter Heyme Bolland

With serial number

41fc9b092bb1a09d08892ae1ba57e025e5baa97c

Published by

OID.2.5.4.97 = NTRNL-30237459

C = NL

O = QuoVadis Trustlink B.V.

CN = QuoVadis PKIoverheid Organisation Person CA - G3